Exhibit 10.1

SUBSCRIPTION AGREEMENT

ante5, Inc.

5700 Wilshire Boulevard, Suite 625
Los Angeles, California 90036

Attention: Chief Executive Officer

Dear Sir:

The undersigned, ante4, Inc., a Delaware corporation (the “Subscriber”), hereby delivers this Subscription Agreement (this “Agreement”) and agrees to purchase 1 share of common stock, $0.001 par value per share (hereinafter referred to as the “Share”) in ante5, Inc., a Delaware corporation (the “Corporation”), for the consideration and upon the terms and conditions specified herein.  Upon acceptance of this Agreement by the Board of Directors of the Corporation, the Corporation will record the Subscriber as an owner of the Share and cause to be delivered to the Subscriber a certificate representing such Share as contemplated below in Section 5 of this Agreement.

1.                                       Subscription for Share.  The Subscriber agrees to transfer to the Corporation the assets described in Schedule A attached hereto (the “Transferred Assets”), in exchange for the Share and the Corporation’s assumption of the existing and contingent liabilities of the Subscriber described in Schedule B attached hereto (the “Assumed Liabilities”).  In consideration of such agreement by the Subscriber, and upon the Corporation’s receipt and acceptance of this Agreement, the Corporation shall record in its corporate records that the Subscriber is entitled to the Share, and shall assume the Assumed Liabilities.

2.                                       Assignment; Assumption; and Closing.

(a)                                  The Subscriber shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to the Corporation of the Subscriber’s right, title and interest in the Transferred Assets.

(b)                                 The Corporation shall assume, pay, perform and discharge in due course all of the Assumed Liabilities.

(c)                                  The Subscriber and the Corporation shall consummate the transactions contemplated by this Agreement at the time and place as the parties may mutually agree, but in any event prior to the Distribution Effective Time (as defined in that certain proposed Distribution Agreement between the Subscriber and the Corporation).

3.                                       Representations and Warranties.  By executing and delivering this Agreement, the Subscriber acknowledges, warrants and represents as follows:  (a) the Subscriber has full legal power and capacity to execute and deliver this Agreement and, upon such execution and delivery, this Agreement shall be the valid and binding agreement of the Subscriber, enforceable in accordance with its terms; and (b) the execution and delivery of this Agreement will not conflict with or result in any default of any other agreement to which the Subscriber is bound.

4.                                       Term.  Except as indicated in Section 5 below, from and after the date of the Corporation’s acceptance of this Agreement, it shall remain in full force and effect until such time as (a) the Subscriber has delivered the Transferred Assets to the Corporation as required hereunder, and (b) the Corporation has fulfilled its obligation to the Subscriber hereunder by assuming the Assumed Liabilities and recording the Subscriber as the owner of the appropriate number of Shares in its corporate records and complying with Section 5 below.

5.                                       Delivery of Certificate.  Within a reasonable amount of time after the Corporation’s acceptance of this Agreement, the Corporation shall cause to be delivered to the Subscriber a certificate representing that number of Shares subscribed for hereunder.

6.                                       Survival.  The representations and warranties contained herein shall survive any termination of this Agreement and the consummation of the transactions contemplated herein.

7.                                       Binding Effect.  Upon acceptance by the Corporation, this Agreement shall be binding upon and shall inure to the benefit of the Corporation and the Subscriber; and to the successors and assigns of the Corporation and to the successors and permitted assignees of the Subscriber.

8.                                       Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts-of-law principles.  The venue for any action hereunder shall be in the State of Minnesota, whether or not such venue is or subsequently becomes inconvenient; and the parties consent to the jurisdiction of the courts of the State of Minnesota, County of Hennepin, and the U.S. District Court, District of Minnesota.

9.                                       Further Acts and Assurances.  Upon request, the Subscriber agrees to furnish to the Corporation such additional information or documents, certificates or agreements, specifically including but not limited to instruments of conveyance, as may be deemed reasonably necessary to effectuate the provisions and covenants of this Agreement.

10.                                 Counterparts.  This Agreement may be executed in counterparts and may be delivered by mans of facsimile or other electronic transmission.

[Signature Page Follows]

2

SUBSCRIPTION AGREEMENT — SIGNATURE PAGE

The Subscriber is subscribing for Shares pursuant to this Subscription Agreement.

ante4, Inc.
Name of Subscriber

By	/s/ Steven Lipscomb
Signature

Steven Lipscomb, President, Chief Executive Officer, and Secretary
PRINT Name and Title

77-0639000
Fed. Tax I.D. No.

5700 Wilshire Boulevard, Suite 625
Mailing Address

Los Angeles	California	90036
City	State	Zip Code

(323) 330-9881
Business Telephone No.	Business Fax No.

Preferred Electronic Mail Address

ACKNOWLEDGED AND ACCEPTED:

ante5, Inc.

a Delaware corporation

By	/s/ Steven Lipscomb	Dated Effective	April 13, 2010
Signature

Steven Lipscomb, Chief Executive Officer and Secretary
PRINT Name and Title

Number of Shares of Common Stock: 1

[Signature Page to Subscription Agreement by ante4, Inc. to ante5, Inc.]

3

SCHEDULE A

to Subscription Agreement

between ante4, Inc.

and ante5, Inc.

Dated April 13, 2010

TRANSFERRED ASSETS

A.                                   Transferred Assets.  The Transferred Assets include all of the good will, rights and other assets of the Subscriber, whether liquidated or contingent on future events, in existence immediately before the Effective Time of the Merger, except for its assets described in part B of this Schedule A as the “Subscriber Assets.”  Capitalized terms not otherwise defined herein shall have the meanings set forth in that certain proposed Distribution Agreement between the Subscriber and the Corporation.  The Transferred Assets include but are not limited to the following assets of the Subscriber:

1.                                       Cash and other Working Capital:  The Subscriber will contribute to the capital of the Corporation:

(a)                                  all cash and cash equivalents of the Subscriber as of the Merger Closing Date in excess of $27,500,000, to be delivered on or promptly after the Merger Closing Date; and

(b)                                 all of the proceeds received by the Subscriber with respect to the ARS, to be delivered promptly after the Subscriber’s receipt of such proceeds (expected in June 2010).

Of the cash contributed to the Subscriber as of the Merger Closing Date, $500,000 will be repaid to the Subscriber pursuant to a one-year promissory note from the Corporation to the Subscriber, which will accrue interest at a rate of two percent (2.0%) per annum.

2.                                       Rights under Revenue Sharing Arrangement in Purchase Agreement:  Pursuant to Section 3.2 of the Purchase Agreement, the Subscriber is entitled to receive the following revenue sharing payments from Buyer (the “ Revenue Sharing Arrangement”): (a) in perpetuity from the closing of the 2009 Transaction, 5% of “gross gaming revenue” and 5% of “other revenue” (as those terms are defined in the Purchase Agreement) of Buyer generated by the Subscriber’s business, brands and other assets sold to Buyer in the 2009 Transaction; and (b) if the Subscriber receives less than $3,000,000 of such royalties during the three-year period after the closing of the 2009 Transaction, a guaranteed minimum payment of that deficit amount.  Buyer’s parent company, ElectraWorks Ltd., has guaranteed all of Buyer’s obligations under the Purchase Agreement.

For the initial two-year period after the closing of the 2009 Transaction, 20% of the proceeds from the Revenue Sharing Arrangement must be placed into an escrow account to settle the Subscriber’s indemnification obligations, if any, arising under the Purchase Agreement and the related agreements.  The Subscriber is entitled to any escrow proceeds not used for that purpose and that right is being assigned to the Corporation hereunder (any Liability of the Subscriber related to the Purchase Agreement is also listed in Schedule B describing the Assumed Liabilities).

3.                                       Rights to Xyience/Xenergy Sponsorship Claim:  Based on a Sponsorship Agreement dated May 30, 2006, between Xyience, Incorporated (“Xyience”) and the Subscriber (the “Sponsorship Agreement”), the Subscriber has a claim for amounts owed by Xyience (and/or Xenergy), as former sponsor(s)

of the WPT television series (the “Sponsors”); and that claim has been asserted in the U.S. Bankruptcy Court, District of Nevada (Case No. 08-10474).  The Sponsors owed the Subscriber approximately $1,500,000 based on the fully executed and performed Sponsorship Agreement (including integration into the required show).  The Sponsors paid the Subscriber $250,000, but did not pay the balance.  After the Sponsors declared Chapter 11 bankruptcy, the bankruptcy court sent the Subscriber formal notice that it may be required to return that $250,000, but that claim has been satisfied by the Subscriber by payment of $90,000 to the bankrupt estate.  The Subscriber is now an unsecured creditor of the Sponsors, with a claim in the bankruptcy proceeding in the amount of approximately $1.4 million.

4.                                       Rights under Deloitte & Touche Lawsuit:  The Subscriber’s claims in the case of WPT Enterprises, Inc. v. Deloitte & Touche, LLP, currently pending before the Superior Court of the State of California, County of Los Angeles (Case No. BC 373 103).  The lawyers prosecuting this case have been engaged for a contingency fee (i.e., the Subscriber is not liable for attorneys’ fees, except as a percentage of any recovery).  A trial is tentatively scheduled for the fall of 2010 (but may be delayed again).  The Subscriber’s costs have totaled between $50,000 and $100,000 (any Liability of the Subscriber related to this item is also listed in Schedule B describing the Assumed Liabilities).

5.                                       Rights to WPT China Investment:  As a business segment of the Subscriber, WPT China produced third-party branding at WPT China National Traktor Poker Tour events, licensed the television broadcast of the WPT China National Traktor Poker Tour and marketed the popular Chinese national card game “Tuo La Ji” or “Traktor Poker”™ in online and mobile games. This segment began generating revenue in January 2009.  The Subscriber invested about $4.5 million on WPT China.  In March 2009, the Subscriber shut down most of its WPT China operations and transferred the remaining business to a company that had worked with the Subscriber on WPT China, in exchange for a 10% interest in the company.  The Subscriber has been notified that such company is closing down those operations and trying to sell assets to another entity in China.  The Subscriber also retained certain trademark and servicemark applications pending in China and Hong Kong.  The Subscriber may have rights under the following documents:

(a)                                  Cooperation Agreement dated July 26, 2007, by and between China Leisure Sports Administrative Center and WPTAsia (Beijing) Consulting Co. Ltd. (as assignee of the Subscriber), as amended pursuant to Amendment No. 1 dated December 16, 2008, and the letter agreement dated March 15, 2009.

(b)                                 Assignment and Assumption Agreement dated as of December 11, 2008, by and between WPTAsia (Beijing) Consulting Co. Ltd.

(c)                                  Services, Sponsorship & License Agreement dated September 28, 2007, by and between United States Playing Card Company, Inc. and the Subscriber (Expired).

(d)                                 Instrument of Transfer dated April 21, 2008, by and between Harefield Limited and WPT Asia Holdings, Inc. with respect to WPT Asia Limited.

(e)                                  Capital Verification dated December 27, 2008 (written in Chinese).

(Any Liability of the Subscriber related to this item is also listed in Schedule B describing the Assumed Liabilities).

6.                                       Rights to Cecure Gaming Investment:  In July 2006, the Subscriber entered into a Licensing Agreement (the “Licensing Agreement”) with 3G Scene PLC, a/k/a Cecure Gaming (“Cecure”), pursuant to which the Subscriber granted Cecure a non-exclusive license to use the World Poker Tour brand in conjunction with the promotion of Cecure’s real-money mobile gaming applications.  Cecure designed and operated software and other products that enabled it or its licensees to offer gaming services to customers via mobile devices (i.e. a customer could play casino or poker games on a cell phone for money against other players).  Pursuant to the Licensing Agreement, Cecure offered real-money mobile games solely in jurisdictions (such as the United Kingdom) where such gaming was not then restricted.  In consideration for the license, the Subscriber became entitled to 50% of Cecure’s net revenues.  In July 2006, the Subscriber also paid $2,923,000 to acquire a 10% ownership interest in Cecure (currently 8%), but Cecure’s business was liquidated late in 2009.  That investment was made under the following documents:

(a)                                  Subscription and Shareholders’ Agreement relating to 3G Scene Limited dated in July 2006, by and among 3G Scene Limited, Bessemer Venture Partners VI, L.P., Bessemer Venture Partners VI Institutional, L.P., Bessemer Venture Partners Co-Investment L.P., the Subscriber, Peter Karsten, and the “Existing Shareholders.”

(b)                                 3G Scene Limited Registration Rights Agreement dated in July 2006, by and among 3G Scene Limited and the investors listed on Schedule A thereto.

(c)                                  2008 Deed of Amendment of the Subscription and Shareholders Agreement by and among Cecure Gaming Limited, Bessemer Venture Partners VI, L.P., Bessemer Venture Partners VI Institutional, L.P., Bessemer Venture Partners Co-Investment L.P., the Subscriber, et. al.

7.                                       Poker Royalty Agreement:  The Subscriber is party to a Marketing Agreement, dated May 15, 2004, with Poker Royalty, LLC, a poker talent management company, pursuant to which the Subscriber receives a 25% interest in the gross proceeds of Poker Royalty in perpetuity.

8.                                       Rights to Office Furniture:  The Subscriber owns office equipment located in its current leased office.  The Subscriber believes the value of these items is less than $50,000; and they are generally described as follows:  CEO furniture, CEO wall hangings, CEO computer, other office furniture and telephones.

9.                                       Rights under Consulting Agreement for Financial Services:  John Simonelli has been engaged to serve as the Subscriber’s Interim Chief Financial Officer pursuant to a consulting agreement between the Subscriber and TechCFO-San Francisco, LLC (the “Contractor”), dated September 2, 2009 (the “Consulting Agreement”).   Pursuant to the Consulting Agreement, the Contractor provides the services of Mr. Simonelli to the Subscriber on a part-time basis as an independent contractor, and remains an employee of TechCFO.  The Consulting Agreement provides that the Corporation will pay the Contractor $8,000 per month for Mr. Simonelli’s services, plus the payment of certain travel and incidental expenses.  The Consulting Agreement was effective through December 31, 2009 and automatically renews for subsequent one-year terms unless either party gives notice of termination to the other at least thirty (30) days prior to the termination date; and currently remains in effect.  (any Liability of the Subscriber related to this item is also listed in Schedule B describing the Assumed Liabilities.)

10.                                 WPT Invitational Tournament Rights.  The right granted to the Subscriber by Buyer to send up to six people to attend the “WPT Invitational” poker tournament.

11.                                 Accounts Receivable.  All accounts receivable due the Subscriber immediately before the Merger Effective Time, other than any amounts due under an account that is part of the Subscriber Assets described below.

12.                                 Insurance Policy.  The Subscriber’s Multi-Media Tail insurance coverage with Chartis Inc.

B.                                     The Subscriber Assets.  The following assets of the Subscriber (the “Subscriber Assets”) are excluded from the assets assigned to the Corporation by the Subscriber:

1.                                       Investments.  (a) $27,500,000 in cash and cash equivalents, and (b) a promissory note from the Corporation to the Subscriber in the amount of $500,000.

2.                                       Agreements.  All rights of the Subscriber under the Distribution Agreement and the Merger Agreement (and any agreements ancillary thereto, including but not limited to its agreements with brokers and investment bankers).

3.                                       Post-Merger Acquired Assets. All rights and assets acquired by the Subscriber at or after the Merger Effective Time.

4.                                       Books and Records.  The Subscriber Books and Records.

5.                                       Insurance Policies.  The rights of the Subscriber under the Shared Policies (as defined in Section 8.01 of the Distribution Agreement), other than the Subscriber’s Multi-Media Tail insurance coverage with Chartis Inc.

6.                                       Stock of Subsidiaries.  All outstanding capital stock of the Corporation and Merger Subsidiary (and Plains Energy as successor thereto in the Merger).

7.                                       Lease.  The Lease dated as of September 24, 2004, between the Subscriber and Wilshire Courtyard L.L.C., as amended, for the Subscriber’s office space located at 5700 Wilshire Boulevard, Los Angeles, California 90036.

8.                                       Other Assets.  All of the other assets expressly to be retained by, or assigned or allotted to, the Subscriber under the Distribution Agreement or any of the Related Agreements.

SCHEDULE B

to Subscription Agreement

between ante4, Inc.

and ante5, Inc.

Dated April 13, 2010

ASSUMED LIABILITIES

The following Liabilities of the Subscriber, whether liquidated or contingent on future events or conditions, are included in the Assumed Liabilities assumed by the Corporation under the Subscription Agreement:

1.                                       Contingent Liability for Escrow Proceeds under Purchase Agreement:  The Subscriber is obligated to indemnify Buyer in certain events under Section 9 of the Purchase Agreement.

For the initial two-year period after the closing of the asset purchase under that Purchase Agreement, 20% of the proceeds from the Revenue Sharing Arrangement described in item (A)(2) of Schedule A (Transferred Assets) must be deposited in an escrow account to secure the Subscriber’s indemnification obligations under Section 9 of the Purchase Agreement.  To the extent any proceeds of that escrow, which are part of the Transferred Assets being contributed to the Corporation under this Agreement, must be used to satisfy those indemnification obligations of the Subscriber, the obligation to return those proceeds to Buyer will be treated as an Assumed Obligation of the Corporation.

2.                                       Contingent Liability Related to WPT China Investment:  The Subscriber may be liable to pay fees to close the WPT China operations described in item (A)(5) of Schedule A if the company currently running them does not satisfy all formal requirements in closing down the operations.

3.                                       Liability for Costs of Deloitte & Touche Lawsuit:  WPT Enterprises v. Deloitte & Touche (Case No. BC 373 103).  The Subscriber is responsible for paying court costs and certain other out-of pocket expenses.

4.                                       Liability for Consulting Agreement:  The Subscriber is liable to pay fees of $8,000 per month under the Consulting Agreement described in item (A)(9) of Schedule A.

5.                                       Accounts Payable.  All accounts payable of the Subscriber in existence immediately before the Merger Effective Time, including but not limited to fees payable by the Subscriber to its lawyers, consultants and investment bankers (other than the brokerage commission incurred by the Subscriber in connection with the Merger).

6.                                       Contingent Liabilities:  All Liabilities relating to any Action or threatened Action arising out of or pertaining to the Distribution, other than the Subscriber’s obligation to indemnify its officers and directors under its bylaws, applicable Delaware law or any written agreements.

Capitalized terms not otherwise defined herein shall have the meanings set forth in that certain proposed Distribution Agreement between the Subscriber and the Corporation.

B-1